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EXHIBIT 11

                            CYTOCLONAL PHARMACEUTICS INC.

                      COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                     (unaudited)

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                                                    THREE MONTHS   THREE MONTHS
                                                        ENDED          ENDED
                                                      MARCH 31,      MARCH 31,
                                                         1997          1998
                                                    ------------   ------------
Net (loss)                                            $(738,000)     $(790,000)

Add cumulative preferred dividend                       (78,000)       (61,000)
                                                      ---------      ---------
NET (LOSS) USED FOR COMPUTATION                       $(816,000)     $(851,000)

Weighted average number of common shares
 outstanding - basic and diluted loss per share       7,934,000      8,849,000
                                                      ---------      ---------
Basic and diluted loss per common share                  $(0.10)        $(0.10)
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